Exhibit 10.1

Execution Version

GROCERY OUTLET HOLDING CORP.

January 7, 2020

S. MacGregor Read, Jr.

Re:	Transition Agreement

Dear Mac,

The purpose of this letter agreement (this “Agreement”) is to reflect the mutually agreed upon terms governing your transition from an executive role with Grocery Outlet Holding Corp. (f/k/a Globe Holding Corp., the “Company”) to a non-executive role. We look forward to your continued involvement with the Company.

1.    Role Transition; Board Role. Effective as of April 1, 2020 (the “Transition Date”), you will resign from your position as Vice Chairman of the Company, at which point your employment relationship with the Company and its subsidiaries will end. However, you will remain a member of the Company’s Board of Directors (the “Board”) and, effective as of the Transition Date, you will transition (the “Transition”) to the non-executive role of Vice Chairman of the Board.

Except as otherwise set forth in this Agreement, effective as of the Transition Date, you will be compensated in the same manner as other non-employee members of the Board pursuant to the Company’s non-employee director compensation policy, as in effect from time to time (presently, an annual cash retainer of $75,000 and an annual restricted stock unit award with a grant date fair value of $100,000). In addition, while you remain Vice Chairman of the Board, you will receive an additional annual cash retainer of $100,000. For purposes of 2020, Board fees will be calculated without proration so as to include 2020 Board service occurring prior to the Transition Date. To the extent that you become a member of any committee of the Board, you will be entitled to such additional compensation as may be provided for by the non-employee director compensation policy for a committee membership.

2.    Outstanding Option Awards. The Company and you acknowledge and agree that as of the date hereof, pursuant to (i) the Option Grant Notice and Agreement under the Grocery Outlet Holding Corp. 2019 Incentive Plan (the “2019 Plan”), dated as of June 19, 2019, between you and the Company (the “IPO Option Agreement”), you hold 210,450 Options (as defined in the 2019 Plan), all of which are unvested, (ii) the Time Vesting Stock Option Grant Notice and Agreement under the Globe Holding Corp. 2014 Stock Incentive Plan (the “2014 Plan”), dated as of October 21, 2014, between you and the Company (as amended, the “Time Option Agreement”), you hold 1,007,614 Options (as defined in the 2014 Plan), all of which are vested and (iii) the Performance Vesting Stock Option Grant Notice and Agreement under the 2014 Plan, dated as of October 21, 2014, between you and the Company (as amended, the “Performance Option Agreement”, and, together with the IPO Option Agreement, the Time Option Agreement, the 2019 Plan, and the 2014 Plan, the “Option Documents”), you hold 1,357,614 Options (as defined in the 2014 Plan), all of which are unvested.

Solely for purposes of the Option Documents, the Transition shall not constitute a Termination (as defined in the 2019 Plan) or a termination of your Employment (as defined in the 2014 Plan), as applicable, and you will continue to vest in the Options based upon your continued service as a member of the Board, and with such Termination, or termination of Employment, as applicable, occurring upon your cessation of service on the Board.

Notwithstanding the foregoing or anything in the Option Documents to the contrary, in the event of a termination of your service as a Board member as a result of (i) your not being re-elected to the Board (including as a result of a request by the then-current Board that you not stand for re-election) or (ii) your death or Disability (as defined in the 2019 Plan) ((i) or (ii), a “Qualifying Separation”), the Options, to the extent not vested, will (A) with respect to the Options granted under the IPO Option Agreement and Time Option Agreement, become fully vested upon the date of such termination of service and (B) with respect to the Options granted under the Performance Option Agreement, remain outstanding and eligible to vest pursuant to the terms of the Performance Option Agreement. Solely in the case of a Qualifying Separation, the Options shall remain outstanding through the Expiration Date (as defined in the Time Option Agreement and Performance Option Agreement) or Option Period Expiration Date (as defined in the IPO Option Agreement), as applicable.

3.    Fiscal Year 2020 Bonus. In respect of the Company’s 2020 fiscal year, subject to your continued employment on the Transition Date, you will be eligible to receive a pro-rata portion of your bonus under the Grocery Outlet Inc. Annual Incentive Plan, based on target performance and pro-rated for the number of days in the 2020 fiscal year prior to the Transition Date, payable within 30 days following the Transition Date.

4.    Other Provisions.

(a)    The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)    This Agreement shall be interpreted and enforced under the laws of California, without regard to conflict of law principles.

(c)    This Agreement, together with the Option Documents, constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, including, without limitation, your Amended and Restated Employment Agreement with the Company and Grocery Outlet Inc., dated as of October 7, 2014 (the “Employment Agreement”) will terminate. Notwithstanding this, you acknowledge that your obligations under Article V (Proprietary Information Obligations) and Article VII (Non-Interference) of the Employment Agreement will survive in accordance with the terms thereof.

(d)    This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.

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We are excited for the future of the Company and your continued involvement in it. Please acknowledge your acceptance of the terms of this Agreement by signing and returning this Agreement where indicated below to me on or before January 10, 2020.

Sincerely,

/s/ Erik D. Ragatz
By:	Erik D. Ragatz
Title:	Chairman of the Board

Acknowledged and Accepted:

/s/ S. MacGregor Read Jr.
S. MacGregor Read, Jr.

Date: January 7, 2020

[Signature Page to Read Transition Letter Agreement]